UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2012

SCIENTIFIC LEARNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-24547	94-3234458
(Commission File No.)	(IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600
Oakland, CA  94612
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On September 10, 2012, the Company effected a reduction in its workforce intended to better align its costs and organization structure with the current economic environment and improve its profitability.  The Company notified the employees affected by the workforce reduction on September 10 and 11, 2012. The Company estimates that the costs incurred in connection with the workforce reduction will be approximately $410,000, which consist of estimated severance costs expected to be expensed in the third quarter of 2012.  Substantially all of that charge will result in cash expenditures.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements that are subject to the safe harbor created by the federal securities laws.  Such statements include, among others, statements relating to potential improved profitability resulting from, and the expected costs associated with, its workforce reduction.  Such statements are subject to substantial risks and uncertainties.  Actual events or results may differ materially as a result of many factors, including but not limited to: employee response to the workforce reduction; the Company’s ability to properly conduct its business with a reduced workforce, availability of funding to purchase the Company's products; general economic and financial conditions; risks related to the Company’s transition to a new business model; difficulty in forecasting future results; seasonality and sales cycles in the Company’s markets; variability of the Company’s cash flow; competition; unexpected challenges in product development; the acceptance of new products and product changes; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's other SEC reports, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (Part I, Item 1A, Risk Factors), filed March 30, 2012 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (Part II, Item 1A, Risk Factors), filed August 14, 2012.  The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Scientific Learning Corporation

Date: September 12, 2012	By:	/s/ Christopher J. Brookhart
	Title:	Senior Vice President and General Counsel